UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CME GROUP INC.

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The following material was distributed by James S. Ginsburg, nominee for Class B-1 director of CME Group Inc., to Class B-1 shareholders on or after April 23, 2010.

JAMES S. GINSBURG

Managing Partner

T: 847-374-3865

jginsburg@vernonpark.com

April 23, 2010

Dear Fellow CME Group Class B-1 Member:

The deadline to vote for Directors in the CME Group election, May 5th, is soon approaching and casting your vote is important to the future of the CME Group. CME Group is currently the most valuable exchange in the world in terms of market capitalization. Valued at more than $22 billion, CME Group has many global opportunities and with continued strong leadership, will be able to build upon its rich legacy of innovation, growth and value creation.

However, as all of us are aware, CME Group also faces formidable challenges on the business, competitive and regulatory fronts and these challenges are reflected in the current market price of CME Group Class A and Class B shares.

During this campaign, I have had the opportunity to speak with many of you. Although our membership is diverse and evolving, there are some common concerns among the members that they would like addressed:

•

The price of memberships has declined and many members do not believe that this decline is temporary. Membership lease rates are also falling and potential lessors have encountered difficulty leasing out their memberships.

•

Members would like their representatives to take a more active leadership role on the Board. There are nine separate Board level committees at CME Group with a total of 65 committee positions, yet only three positions are filled by Class B Directors. There are no Board Committees chaired by Class B Directors and there is no representation by Class B Directors on the important Strategic Steering or Executive Committees.

•	Many members believe it is time for new people, with new ideas, to have the opportunity to serve. On average, Class B Directors have been on the Board for more than nine years.

At this critical period, it is important for us to assemble the best Board possible so that the CME Group can capitalize on its opportunities and confront its challenges. I believe that I will bring a fresh perspective and new ideas to the Board; I will bring a perspective that is based on 30 years of active industry involvement and shaped by a current understanding of the business and the competitive and regulatory environment that CME Group faces both in the US and globally. I will bring the CME Group my long-term experience as a CME trader combined with ten years experience, analyzing and monitoring companies and developments in the exchange and financial markets sector.

I have a demonstrated history of effective board participation. I believe I can bring this type of effective participation on your behalf to the CME Group Board. I would appreciate your support and your vote in this election.

Best regards,

/s/ Jim Ginsburg
Jim Ginsburg

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 5, 2010. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.